Exhibit 10.21

July 31, 2001

PRIVATE AND CONFIDENTIAL

Mr. Pierre I. Cousin
2439 Targhee Point
Lafayette, CO 80026

Dear Mr. Cousin:

This letter confirms the agreement (the "Letter Agreement") we have reached regarding your employment arrangement with Storage Technology Corporation (the "Company"), effective as of July 31, 2001.

1.    SERVICES

Under this Letter Agreement you will provide services (which are representative in nature and may not be all-inclusive) as identified in Attachment A ("Services"). The terms and conditions of Attachment A are made part of this Letter Agreement and are fully incorporated herein by reference. The title of your current position is Vice President, Executive Assistant to the Chairman. The Company may change your position, title, duties and place of employment from time to time. However, during the term of this Letter Agreement you will remain a part of the executive team. Under this Letter Agreement, you will report to Mr. Patrick J. Martin, Chief Executive Officer.

2.    COMPENSATION AND EMPLOYEE BENEFITS

In exchange for performing Services for the Company under this Letter Agreement, you will be compensated as outlined in Attachment A. Remittance of compensation payments, including base salary and potential incentive payments, shall be made in U.S. dollars and in accordance with the normal payroll practices of the Company in the United States. You will also be eligible to participate in the Company employee benefits plans, including but not limited to, Executive Benefits, as outlined in Attachment A ("Employee Benefits"). The Company reserves the right to alter and amend the employee benefits received by you from time to time at the Company's sole discretion.

3.    TERM

The term of this Letter Agreement will be from July 31, 2001 to August 31, 2002 ("Term"). This Letter Agreement may also be extended as outlined in Section 4 of this Letter Agreement, or terminated sooner due to your acceptance of a comparable job position with a Company Affiliate or Subsidiary such that you may reside in the Paris France area or as outlined in Section 12 of this Letter Agreement. This Letter Agreement will terminate on August 31, 2002 and the severance provisions outlined in the Severance Agreement, attached hereto as Attachment B and made part of this Letter Agreement (the "Severance Agreement"), will apply.

4.    EXTENTION OF LETTER AGREEMENT

The Company may extend this Letter Agreement for a period up to twelve (12) months from August 31, 2002. During this period you will continue to receive the same benefits as outlined in Attachment A, including the benefits described in paragraphs 2 through 5 under Expatriation Benefits, and you will also receive the additional Expatriation Benefit of one (1) trip from the United States to France and return trip to the United States for you, your family and nanny. The Company will only reimburse the economy class airfare expenses related to this trip. You are responsible to pay any personal tax liabilities incurred by this additional Expatriation Benefit.

5.    EMPLOYMENT

You and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without Cause (as defined in Section 6(a) of the attached Severance Agreement) with thirty (30) days notice or without advance notice, as outlined in Section 12 of this Letter Agreement. This employment relationship cannot be changed except in writing signed by both you and the Company. It is understood and agreed by the Company and you that this Letter Agreement does not contain any promise or representation that alters the presumption of at-will employment. In addition, that any terms of your employment contained in this Letter Agreement or any other agreement between you and the Company may be stated in units of years or months does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period of time. Either party may terminate this Letter Agreement according to the termination and notice requirements outlined in Section 12 of this Letter Agreement.

6.    EXPATRIATION BENEFITS

The Company will provide expatriation benefits as outlined in Attachment A ("Expatriation Benefits").

7.    PERSONAL TAXATION

All compensation and other benefits payable to you or on your behalf pursuant to this Letter Agreement shall be subject to such deductions and withholding as may be agreed to by you or required by applicable law.

The Company will only pay the United States personal tax liabilities specifically identified in the Expatriation Benefits section of Attachment A. All other tax and social security liabilities that may be incurred as a result of any of the terms and conditions of this Letter Agreement in any jurisdiction are your responsibility to pay.

8.    BUSINESS EXPENSES

Upon submission of appropriate documentation, the Company will reimburse you for all reasonable and necessary costs and expenses incurred by you in accordance with the Company policies and practices for business expense reimbursements by you in order to perform the Services.

9.    WORK VISA AND PERMANENT RESIDENCE STATUS

Your employment with the Company under this Letter Agreement is contingent upon you maintaining a legal work visa status in the United States, which the Company cannot guarantee. In the event you decide to apply for permanent residence status in the United States, the Company will sponsor your employment-based permanent residence application. You are responsible to pay all the expenses and filing fees related to your application for permanent residence status. These expenses and filing fees will be reimbursed to you if you are offered and accept a regular job assignment for StorageTek in the United States, thus ending all expatriate benefits, and you will receive benefits of those similarly situated Executives.

10.  BUSINESS CONDUCT

While performing Services for the Company, you shall comply with the laws of the United States. You shall also comply with the Company's Corporate Policies and Practices, including those relating to protection of confidential information and assignment of inventions as is in effect from time to time. If the terms of this Letter Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

11.  CONFLICT OF INTEREST

During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company. It is understood that during your employment with the Company, you will not engage in any employment, business enterprise, or activity that would in any way conflict or interfere with the Services and the interests of the Company or any Company Affiliate(s) as such is determined by the Company in its sole and complete discretion. Company Affiliate(s) shall be defined in this Letter Agreement as any subsidiary of the Company and any entity controlled directly or indirectly by, or under common control with the Company.

12.  TERMINATION

The Company may immediately terminate this Letter Agreement without prior notice, for Cause, as defined in Section 6(a) of the attached Severance Agreement. This Letter Agreement may be terminated without Cause by you or the Company, upon thirty (30) days prior written notice given to the other party, in which event this Letter Agreement shall terminate on the date set forth in such notice, and the attached Severance Agreement shall dictate the terms of any severance benefits. A termination of your employment by you shall be deemed a Voluntary Resignation for purposes of the attached Severance Agreement. All of your obligations contained in Section 19 of this Letter Agreement and Sections 3 and 5(b) of the attached Severance Agreement, shall survive the termination of employment, whether or not such termination is with or without Cause and whether or not it is voluntary or involuntary.

Any controversy or claim arising between you and the Company regarding the determination of Cause shall be resolved by final and binding arbitration pursuant to Section 5(c) (Arbitration) of the Severance Agreement.

13.  MONIES OWED

Should you voluntarily resign your employment before February 15, 2002, or if you are terminated by the Company before February 15, 2002 for Cause, as defined in Section 6(a) of the attached Severance Agreement, you agree to repay all monies paid on your behalf by the Company since February 15, 2000 for your personal contributions to the Benefits Programs in France, as outlined in the Expatriation Benefits section of Attachment A, in addition to the monies paid on your behalf by the Company for personal tax liabilities related to these contributions. Such amount will be payable immediately upon resignation or termination of employment. In addition, you agree to repay the Company on a pro-rated basis the total amount that the Company paid to you or on your behalf for Relocation Assistance as detailed in the Expatriation Benefits section of Attachment A. Such amount will be payable immediately upon resignation or termination of employment and will be prorated from February 15, 2000 until the date of your resignation or termination of employment for Cause as described above.

In addition, you agree to authorize the Company to deduct any amounts owed to the Company pursuant to this Letter Agreement from your final paycheck and any other amounts that the Company otherwise might pay upon termination, including without limitation, your accrued but unused vacation.

In the event you refuse or fail to repay any amounts owed to the Company or any Company Affiliate(s), as defined in Section 11 above, upon thirty (30) days of your non-payment, these entities will be entitled to recover from you these amounts plus lawful interest and attorney's fees and costs associated with the collection of said amounts.

14.  LIMITATION OF LIABILITY

Under no circumstances shall you, the Company, or any Company Affiliate(s), as defined in Section 11 above, be liable to the other for compensation, reimbursement or damages on account of the loss of present or prospective profits, expenditures, benefits, investments or maintenance of business reputation or goodwill, or for special, incidental or consequential damages.

15.  ENFORCEMENT

The failure by either party in any one or more instances to insist upon strict performance of any of the terms and provisions of this Letter Agreement, or to exercise any option herein conferred shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms, provisions or options on any future occasion.

16.  GOVERNING LAW

This Letter Agreement shall be construed in accordance with, and its performance governed by, the laws of the State of Colorado. The parties hereby submit to the personal and legal jurisdiction of the Courts of the State of Colorado and agree that all actions arising out of this Letter Agreement shall be brought exclusively in the State or Federal Courts located in the State of Colorado.

17.  SEVERABILITY

If any provision, section or subsection of this Letter Agreement is adjudged by any court of competent jurisdiction to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Letter Agreement, including any other provision, section or subsection. Each provision, section and subsection of this Letter Agreement is separable from every other provision, section and subsection, and constitutes a separate and distinct covenant.

18.  FORCE MAJEURE

The failure or delay of any party to this Letter Agreement to perform any obligation under this Letter Agreement solely by reason of acts of God, acts of government, riots, war, terrorism, civil insurrection or other acts of violence, embargoes, strikes, lockout, violent demonstrations, accidents in transportation, port congestion, or other unforeseeable causes beyond its reasonable control ("Force Majeure") shall not be deemed to be a breach of this Letter Agreement; provided however, that the party so prevented from complying with this Letter Agreement shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure and ameliorate its effects, and shall continue to take all action within its power to comply as fully as possible with the terms of this Letter Agreement. Except where the nature of the Force Majeure event shall prevent it from doing so, the party suffering such Force Majeure shall notify the other party in writing within five (5) days after the occurrence of such Force Majeure and shall, in every instance, to the extent reasonably and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

19.  CONFIDENTIALITY

You agree to maintain in complete confidence the existence of this Letter Agreement, the contents and terms of this Letter Agreement and the consideration for this Letter Agreement. Except as required by law or in communications with immediate family members, Employee agrees to disclose the information contained herein only to those attorneys, accountants, tribunals and governmental entities who have a reasonable need to know of such information, and to prevent disclosure of any information by them or by family members to other third parties. You agree that there will be no publicity, directly or indirectly, concerning any of the information contained herein, unless required by any reporting laws or regulations or any other state or federal law, statute or regulation.

20.  RESIGNATION OF OTHER POSITIONS

You hereby acknowledge and agree that upon signing this Letter Agreement and the Letter of Resignation, which is attached as Attachment C hereto and made part of this Letter Agreement, you resign your employment with Storage Technology Holding Limited pursuant to the Letter Agreement dated February 3, 1998. You also acknowledge and agree that upon signing this Letter Agreement and the Letter of Resignation you resign as President Directeur Général of Storage Technology France S.A.,

and as a director (administrateur) of that Company, as well as any other position with the Company or any Company Affiliate(s), as defined in Section 11 above.

21.  ENTIRE LETTER AGREEMENT

With the exception of the Proprietary Rights Agreement Letter document identified in Section 5b of the attached Severance Agreement and Company benefit and stock Plan Documents specifically referenced herein, this Letter Agreement, including its Attachments A, B, B-1, and C embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings, whether written or oral, between you and the Company and between you and any Company Affiliate, as defined in Section 11 above, including, but not limited to the following:

        a.    Agreement between you and Storage Technology France S.A. dated September 25, 1997;

        b.    Agreement between you and Storage Technology Limited UK dated September 29, 1997;

        c.    Agreement between you and Storage Technology Holding Limited dated February 3, 1998;

        d.    Letter Agreement between you and the Company dated January 17, 2000;

        e.    Senior Manager Employment Agreement between you and the Company dated May 1, 2000; and

        f.      Relocation Agreement between you and the Company dated July 14, 2000.

You hereby acknowledge and agree that all prior contractual obligations of the Company and all Company Affiliates, as defined in Section 11 above have been fulfilled or fully incorporated herein.

22.  SUCCESSORS

        a.    Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Letter Agreement and agree expressly to perform the obligations under this Letter Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Letter Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Letter Agreement by operation of law.

        b.    Employee's Successors. The terms of this Letter Agreement and all your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

23.  NOTICE

Any notice required to be given under this Letter Agreement shall be given in writing, either by personal delivery or by causing such written notice to be mailed, first class postage prepaid, in the United States mail, to the parties at the addresses set forth below, or at such other address for a party as shall be specified by like notice, provided that notices of change of address shall be effective only upon receipt thereof.

Company:	Storage Technology Corporation One StorageTek Drive Louisville, Colorado 80028 Attention: General Counsel Attention: Vice President Human Resources
Your Address:	Pierre Cousin 2439 Targhee Lafayette, Colorado 80026

24.  AMENDMENT OR MODIFICATION

This Letter Agreement may not be amended or modified unless agreed to in writing and signed by you and the Company.

25.  ASSIGNMENT

The rights of any person to payments or benefits under this Letter Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section shall be void. As an employee, you may not assign the right to provide services under this Letter Agreement to another individual. The Company may assign its rights under this Letter Agreement to a Company Affiliate, as said term is defined in Section 11 above.

Please signify your confirmation and acceptance of the terms of this Letter Agreement by signing this letter in duplicate and returning one original to me.

Sincerely,
Storage Technology Corporation

Roger C. Gaston Corporate Vice President, Human Resources

PRIOR TO SIGNING THIS LETTER AGREEMENT, I HAVE BEEN ADVISED BY THE COMPANY TO SEEK INDEPENDENT LEGAL COUNSEL. I HAVE READ AND I UNDERSTAND AND ACCEPT THE TERMS AND CONDITIONS IN THIS LETTER AGREEMENT, INCLUDING ITS ATTACHMENTS A, B, B-1, and C, I AGREE THAT IT ESTABLISHES THE TERMS AND CONDITIONS OF MY EMPLOYMENT ARRANGEMENT WITH STORAGE TECHNOLOGY CORPORATION.

AGREED:

Pierre I. Cousin	Date

ATTACHMENT A

SERVICES

Under this Letter Agreement with the Company, you shall perform and be responsible for the following Services as Vice President, Executive Assistant to the Chairman, which may be subject to change from time to time. The responsibilities listed below are representative of the nature of the work assigned and may not be all-inclusive.

          a.    Implement new and existing management processes and procedures;

          b.    Work on strategic projects, such as organization, networking strategy, for mergers, acquisitions, spin-offs, and recruitment of top executives;

          c.    Oversee projects that monitor the performance of different departments, divisions, and business units; and

          d.    Provide direction to groups of senior managers in connection with the performance of their responsibilities; and

          e.    Serve in an executive capacity and perform such other duties as are customarily associated with your then current titles, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

COMPENSATION

        1.    Base Salary—Company will pay you an annual base salary of US$275,000.00, payable in bi-weekly instalments in accordance with the Company's normal payroll practices. You will receive an annual review based on your performance of the Services and may receive a merit increase pursuant to the Company compensation program and in the Company's sole discretion.

        2.    Management By Objective Bonus Program ("MBO Program")—Your annual Target Bonus, as defined in Section 6(g) in the attached Severance Agreement, is 55% of your annual base salary. Incentive payout is based on achievement of corporate and individual goals. The terms of this plan are governed by the Plan Document, as may change from time to time.

        3.    LEAP Program—As of April 30, 2001, you have accepted the invitation to participate in the LEAP Program. The terms of this Program are governed by the Plan and the Supplement dated March 30, 2001, to the S-8 Prospectus dated November 1, 2000 for LEAP and any amendment or supplement to the LEAP program documents issued by the Company after the date of this Letter Agreement.

EMPLOYEE BENEFITS

        1.    Benefits—Company benefits are available to you, as controlled by the terms of the applicable Plan Documents in effect and which may change from time to time. These include the medical, dental, vision, life insurance, and accidental death and dismemberment plans. Examples of other optional plans are the employee stock purchase plan, long-term disability, 401(k), deferred compensation, executive life insurance, and supplemental life insurance.

        2.    Holidays and Work Schedule—Holidays and work schedules will be observed in accordance with Company practices.

        3.    Vacation and Personal Time Off—The use of vacation and personal time off will be determined by the applicable policies of the Company.

        4.    Car Allowance—Company will pay you a car allowance of US$550.00 per month, plus reimbursement for maintenance and insurance. You are responsible to pay any personal tax liabilities incurred by this benefit.

EXPATRIATION BENEFITS

        1.    Relocation Assistance—Subject to your repayment obligations as outlined in Section 13 of this Letter Agreement, the Company provided the following benefits to relocate you, your spouse, your four (4) accompanying dependent children, and nanny from France to the United States:

          a.    Furniture Allowance—The Company reimbursed you US$40,000.00 related to the purchase of household furnishings for your Colorado residence. This benefit will be included in your year 2000 taxable income. The Company will pay the United States personal tax liabilities incurred by this benefit, including the tax gross-up, for tax year 2000.

          b.    Relocation Allowance—The Company paid you a relocation allowance of US$22,916.00. This benefit will be included in your year 2000 taxable income. You are responsible to pay any personal tax liabilities incurred by this benefit.

          c.    Income Tax Preparation—The Company will pay the costs of a third-party tax consultant (as determined solely by the Company) to prepare your personal United States and France income tax returns based upon your completed tax questionnaires for tax years 2000, 2001, and 2002. This benefit will be included in your taxable income for the tax year in which the costs are incurred. You are responsible to pay any personal tax liabilities incurred by this benefit.

          d.    Shipment of Household Goods—The Company paid $10,013.78 to ship 4,189 pounds of your household goods from France to the United States. This benefit is not taxable to you.

          e.    Housing Allowance—The Company will pay you a monthly housing allowance in the amount of US$4,500.00. This benefit will be included in your taxable income for the tax year in which the amounts are paid. You are responsible to pay any personal tax liabilities incurred by this benefit.

          f.      Education Allowance—The Company will reimburse you up to the aggregate amount of US$19,000.00 every twelve (12) months for all of your dependent children to assist with the expenses of educating your accompanying dependent children. Eligible expenses are limited to school tuition and fees, required textbooks, uniforms, and English language tutoring. This benefit will be included in your taxable income for the tax year in which the reimbursements are made. The Company will pay the United States personal tax liabilities incurred by this benefit, including the tax gross-up, for the tax years in which the liabilities are incurred.

        2.    Temporary Living—The Company paid or reimbursed US$11,020.55 for seven (7) months of temporary living in year 2000. This benefit will be included in your year 2000 taxable income. The Company will pay the United States personal tax liabilities incurred by this benefit, including the tax gross-up, for tax year 2000.

        3.    One-way Relocation Travel—The Company paid one-way travel costs totalling US$16,422.06 for you, your spouse, and your four (4) accompanying dependent children to relocate from France to the United States. This benefit is not taxable to you.

        4.    Benefits Programs in France—The Company will pay, on your behalf, your personal contributions for the following social security, medical, unemployment, and retirement benefits programs in France: CFE, IRCAFEX, CRE, GARP, GAN, GRAS SAVOY, MERCER, and GSC. The amounts paid on your behalf will be included in your taxable income for the tax year in which the contributions are made. The Company will pay the United States personal tax liabilities incurred by this benefit (including the tax gross-up) for the tax years in which the liabilities are incurred. The combined maximum amount that the Company will pay for the personal contributions and the United States personal tax liabilities (including the tax gross-up) will be US$100,000.00 per calendar year that the contributions are paid and the United States personal tax liabilities (including the tax gross-up) are incurred.

        5.    Travel Expenses for Nanny—The Company will pay or reimburse the costs for one (1) round-trip economy airfare for your nanny to travel from France to the United States and return to

France. This benefit will be included in your taxable income for the tax year in which the costs are paid or reimbursed. You are responsible to pay any personal tax liabilities incurred by this benefit.

        6.    Repatriation—As defined in Section 6(d) of the attached Severance Agreement. In the event that your employment terminates as a result of Involuntary Termination, you shall be entitled to the following repatriation expenses paid for or reimbursed by the Company:

          a.    One-way economy class airfare for you, your spouse, and your four (4) accompanying dependent children to France. This benefit is not taxable to you.

          b.    Relocation allowance equal to one month of your then current gross base salary. This benefit will be included in your taxable income for the tax year in which the allowance is paid. You are responsible to pay any personal tax liabilities incurred by this benefit.

          c.    Shipment of reasonable amount of household goods from the United States to France. A maximum of 1,000 pounds may be shipped by air. This benefit is not taxable to you. You and management will agree on the definition of "reasonable amount" of household goods to be shipped back to France.

ATTACHMENT B

SEVERANCE AGREEMENT

1.    TERMINATION OF EMPLOYMENT, SEVERANCE BENEFITS

        a.    Involuntary Termination. If your employment terminates as a result of an Involuntary Termination, as defined in Section 6 below, you shall be entitled to receive: a severance payment equal to one (1) times your Base Salary and one (1) times your Target Bonus, as defined in Section 6 below, in effect for the year in which you are terminated, whether or not such bonus would otherwise be payable, and Repatriation benefits as outlined in Attachment A to your Letter Agreement, dated July 31, 2001 (the "Letter Agreement"). You acknowledge and agree that with the exception of the severance payment referenced herein, you are not eligible or entitled to receive any other type of bonus payment by the Company (as defined in your Letter Agreement), including any bonuses through the Management By Objective Bonus Program ("MBO Program") for the year in which you are terminated or any other period. Any severance payments to which you become entitled to pursuant to this Section shall be paid to you (or your estate or beneficiary in the event of your death subsequent to your severance entitlement) in a lump sum within thirty (30) calendar days of your Termination Date and shall be paid contingent upon your execution and delivery to the Company of a Settlement and Release Agreement substantially in the form attached hereto, and made part of this Severance Agreement, as Attachment B-1. The foregoing notwithstanding, the Company shall have the right to withhold and/or defer any and all severance payments to which you are entitled pursuant to this Severance Agreement, subject to the satisfaction of all tax withholding obligations, as set forth in Section 5(a) below and pursuant to Section 13 of the Letter Agreement.

        b.    Voluntary Resignation; Retirement, Death or Disability; Termination for Cause; Acceptance of A New Job Assignment; Offer of Comparable Job Position with a Company Affiliate or Subsidiary. If you (i) voluntarily resign from the Company; or (ii) if your employment terminates because of your Retirement, as defined in Section 6 below, death or Disability, as defined in Section 6 below; or (iii) if the Company terminates your employment for Cause, as defined in Section 6 below; or (iv) upon expiration of the Term of this Letter Agreement or during the Term of this Letter Agreement, you accept a new job assignment within the Company in the United States or with any Company Affiliate(s), or Subsidiary, or (v) upon expiration of the Term of this Letter Agreement you are offered and decline a comparable job position with a Company Affiliate or Subsidiary such that you may reside in the Paris France area, you shall not be entitled to receive any severance. For the circumstances stated in 1b(i), (ii), (iii) and (iv), you will not be entitled to receive any Expatriation benefits accrued or included at the time of your resignation or termination. On or before the termination of this Letter Agreement, you and the Company acknowledge that a good faith effort will be made to negotiate terms of a comparable job position. Comparable job position with a Company Affiliate(s) or Subsidiary for purposes of this section is defined as a job position providing you the opportunity to live in the greater Paris France area, with a minimum annual salary of no less than your salary (FF1,375,000) at the time of your relocating from France to Colorado, and a severance agreement between you and the Company Affiliate(s) which will provide for twelve (12) months salary in the event your employment with the Company Affiliate(s) is terminated without cause. Company Affiliate(s) or Subsidiary for purposes of this section is defined as any European subsidiary of the Company and any European entity controlled directly or indirectly by, or under common control with the Company

        c.    Restricted Stock and Stock Options.

          (i)    LEAP Grants: All stock options granted to you under the Company's 2001 Leveraged Equity Acquisition Program ("LEAP") shall vest, and the restrictions on the restricted stock granted to you under LEAP shall lapse as provided in the Supplement dated March 30, 2001, to the S-8 Prospectus dated November 1, 2000 for LEAP, and any amendment or supplement thereto issued by the Company after November 1, 2000. The LEAP Supplement currently provides for LEAP stock options to vest and restrictions on LEAP restricted stock to lapse upon an Involuntary Termination due to a Reduction-In-Force (as defined in the Company's Amended and Restated

  1995 Equity Participation Plan) within twenty-four (24) months following a Change in Control. Your participation in LEAP shall terminate effective as of your Termination Date.

          (ii)  All Other Stock Options and Restricted Stock: Except as provided in subsection 1(c)(i) with respect to the LEAP grants, upon an Involuntary Termination, all stock options granted to you which are not already vested as of your Termination Date shall expire, effective as of your Termination Date and may not be exercised by you; and the Company's right to purchase all of your outstanding shares of restricted stock, regardless of the date of grant, shall lapse and all of your shares of restricted stock shall fully vest as of your Termination Date.

        All stock options and restricted stock shall remain subject to the terms and conditions of the Company's stock plans pursuant to which the stock options or restricted stock were granted to you, including, without limitation, the provisions of Section 11.5(f) of the Company's Amended and Restated 1995 Equity Participation Plan.

        d.    Employee Benefits. The payment of your voluntary contributions to the French Social Security and Medical Insurance system by the Company and your insurance benefits (medical, dental, long-term disability, accidental death and dismemberment and life insurance) will cease on the Termination Date, as defined in Section 6 below. To the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to the Company, you will be eligible to continue your health insurance benefits and later, to convert to an individual policy. Should you elect continuation coverage under COBRA, the Company agrees to pay directly to you the cash equivalent of three (3) months of COBRA premiums. Employee will be responsible for completing the COBRA benefits continuation notice and any additional documentation and will be solely responsible for the payment of all COBRA premiums. All other Company sponsored benefit plans, including but not restricted to, executive supplemental health, 401(k), life and disability insurance, deferred compensation, paid time off benefits, and vacation benefits will terminate on your Termination Date. Payouts from the deferred compensation and 401(k) will be controlled by the plan documents and conversion rights and cash value of life insurance by the plan document as stated. Per Section 5(a) below, the Company shall have the right to withhold any and all payment of taxes and penalties imposed under your deferred compensation and/or 401(k) plans.

2.    LIMITATION ON PAYMENTS

In the event that the severance and other benefits provided for in this Severance Agreement or otherwise payable to you (i) would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company agree otherwise in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"). Such determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

3.    NON-COMPETITION AND NON-SOLICITATION

You acknowledge that while you were employed with the Company, you were a member of executive and management personnel at the Company. You further acknowledge that during your employment at the Company, you were privy to extremely sensitive, confidential and valuable commercial information, and trade secrets belonging to the Company, the disclosure of which information and trade secrets would greatly harm the Company. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, the parties agree to the following as part of this Severance Agreement:

        a.    Non-Competition Covenant. You agree and acknowledge that for a period of twelve (12) months following your termination date from the Company, you will not directly or indirectly engage in (whether as an a employee, consultant, proprietor, partner, director, officer or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation, partnership, joint venture or other business entity that engages in any business that is the same, similar to, or in competition with any product, service, or process that was marketed, sold under development, or developed by the Company during your employment with the Company. The parties agree that no more than 1% of the outstanding voting stock of a publicly traded company or any stock owned by you as of the Termination Date shall not constitute a violation of this paragraph. You further agree and acknowledge that because of the nature and type of business that the Company engages in, the geographic scope of this covenant shall include all counties, cities and states of the United States, and any and all other countries, territories, regions, cities, localities, in which the Company and the Company Affiliate(s), as defined in Section 11 of the Letter Agreement, conduct business, and that such a geographic scope is reasonable. Nothing in this paragraph 3(a) should be construed to narrow the obligations imposed by any other provision herein, and other agreement, law or other source.

        b.    Non-Solicitation Covenant: You acknowledge and agree that information regarding employees, contractors and/or consultants of the Company and Company Affiliate(s), is confidential information, including without limitation, the names of the Company and Company Affiliate(s) employees, contractors and consultants; information regarding the skills and knowledge of employees, contractors and consultants of the Company and Company Affiliate(s); information regarding any past, present, or intended compensation benefits, policies and incentives for employees, contractors and consultants of the Company and Company Affiliate(s); and information regarding the management, policies, and reporting structure of the Company and Company Affiliate(s). You agree that you will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a 1% interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) recruit or solicit any Company and Company Affiliate(s) employee, contractor and consultant or induce any employee, contractor and consultant of the Company and Company Affiliate(s) to leave the Company and Company Affiliate(s) for a period of eighteen (18) months from your termination date. The term Company Affiliates(s) shall have the same meaning as defined in Section 11 of the Letter Agreement.

        c.    You and the Company agree that no disparaging or harmful comments will be made publicly or privately that could injure or harm the reputation of you or the Company.

        d.    You agree that if you breach the covenants contained in this Section, you will forfeit your right to receive any severance benefits under this Severance Agreement. Further, you agree that if any severance payments have been paid to you, the total amount of such payments shall be returned and paid to the Company promptly upon the Company notifying you of such breach. Nothing contained in this paragraph (e) shall preclude injunctive relief.

        e.    You agree that the Company would suffer an irreparable injury if you were to breach the covenants contained in this Section and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and you hereby stipulate to the entering of such injunctive relief prohibiting you from engaging in such breach.

        f.      If any of the restrictions contained in this Section shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 3 in its reduced form for all purposes in the manner contemplated hereby.

        g.    You agree that the Company may inform your prospective and future employers of your obligations under this Section of the Severance Agreement.

5.    MISCELLANEOUS PROVISIONS

        a.    Withholding. Severance payments to which you become entitled pursuant to this Severance Agreement, as well as cash and stock distributions under the Company stock or deferred compensation plans to which you become entitled as a result of termination of employment, may be subject to tax withholding requirements of fiscal authorities, including the Internal Revenue Service and State tax agencies. You expressly agree to satisfy these withholding obligations in a timely manner either from the amounts to be distributed to you, or from personal funds, and you acknowledge that the Company will not issue any such distributions until such time as these withholding obligations have been satisfied in full.

        b.    Confidentiality Agreement. As a condition of your employment, you have executed the Company's standard form Proprietary Rights Agreement or any other confidential inventions and trade secrets agreement. You hereby reaffirm that during your employment with the Company and thereafter you did and will comply with all provisions of such agreement and agree that you will enter into such modifications or amendments thereof as the Company may reasonably request from time to time. If the terms contained in the Proprietary Rights Agreement conflict with any of the terms contained in Section 3 of this Severance Agreement, the broader of the two provisions shall control.

        c.    Arbitration. Any controversy or claim arising between you and the Company including, without limitation, any claims, demands or causes of action alleging wrongful discharge; unlawful discrimination based on sex, age, race, national origin, disability, religion or other unlawful basis; breach of contract; or any claims seeking damages under any federal, state, local or international law, rule, regulation or common law theory; but excluding any claims by you for worker's compensation or unemployment compensation, and excluding any claims by the Company for injunctive relief (for instance, for breach of confidentiality, breach of a covenant not to compete, violation of trade secrets, or unfair competition), shall be resolved by final and binding arbitration. By signing below, you voluntarily waive any right to submit claims to a judge or jury in any local, state, federal, or international court of law. The arbitration shall be held in Denver, Colorado, or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the Employment Arbitration Rules of the American Arbitration Association, as amended. The arbitrator shall be someone with a minimum seven years of employment law background and from the AAA Commercial Arbitration Panel or, if both parties agree, the Judicial Arbiters Group. The arbitrator shall apply the applicable substantive law to any claim; for any state law claim or damages issues, the law of Colorado shall govern, including but not limited to the provisions of C.R.S. Sections 13-21-102(5). Upon your request, copies of C.R.S. Sections 13-21-102(5) and the above referenced Rules of the American Arbitration Association, as amended will be provided to you. Any court having jurisdiction may enter judgement upon an award rendered by arbitration. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs to the extent provided by law. The Company will pay the cost normally associated with the arbitration, including the arbitrator's fee and any fee for a hearing facility. Notwithstanding anything contained in this Section 5(g), the Company shall be free to pursue injunctive relief against you for violation of Section 3 of this Severance Agreement and/or the terms of your Proprietary Rights Agreement with the Company.

        d.    Severability. If any provision of this Severance Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Severance Agreement, which shall remain in full force and effect in accordance with their terms.

        e.    Knowledge and Representation. By signing below, you acknowledge that the terms of this Severance Agreement have been fully explained to you, that you understand the nature and extent of the rights and obligations provided under this Severance Agreement, and that you have been encouraged to and have had an opportunity to consult legal counsel prior to signing this Severance Agreement.

6.    CERTAIN DEFINED TERMS.

        a.    Cause. "Cause" means any of the following: (i) wilful failure to perform your duties and responsibilities as an employee of the Company; (ii) your wilful breach of any written agreement between you and the Company; (iii) gross negligence or dishonesty in the performance of your duties; (iv) your wilful violation of any of the Corporate Policies and Practices as in effect from time to time; (v) your engaging in conduct or activities that materially conflict with the interests of or injure the Company, or materially interfere with your duties owed to the Company as such is determined in the sole and complete discretion of the Company; (vi) your wilful failure to perform lawful duties assigned to you by your manager; and (vii) your conviction of a felony in any criminal proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received) regardless of whether the conduct for which you are convicted is work related.

        b.    Change of Control. "Change of Control" means the occurrence of any of the following events:

          (i)    The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company, of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii)  A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity [including the parent corporation of such surviving entity]) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or the sale or disposition by the Company of all or substantially all the Company's assets.

        c.    Disability. "Disability" means that you have been unable to substantially perform your duties under this Severance Agreement as the result of your incapacity due to physical or mental illness for a period of twenty-six (26) weeks, consecutive or otherwise, after its commencement as such is determined in the sole and absolute discretion of the Company. This definition is for purposes of this Severance Agreement only and does not address company short term or long-term benefit policies.

        d.    Involuntary Termination. "Involuntary Termination" means any of the following: (i) involuntary termination of your employment by the Company which is not effected for Cause; (ii) during the twenty-four (24) month period following a Change of Control, involuntary termination of your employment by the Company or its successor company for any reason other than for Cause; (iii) the failure of the Company to obtain the assumption of the Letter Agreement and this Severance Agreement by any successors contemplated in Section 22 of the Letter Agreement; and (iv) a material reduction in your Base Salary and Target Bonus opportunity, stated as a percentage of your Base Salary, as in effect immediately prior to such reduction, where a material reduction shall be deemed to be a cumulative reduction of greater than fifteen percent (15%). Involuntary Termination excludes termination of employment due to your retirement, death, disability, your voluntary resignation from the Company, your acceptance of a new job assignment within the Company in the United States or with any Company Affiliate(s) or Subsidiary, and, upon expiration of the Term of this Letter Agreement or during the Term of this Letter Agreement, you are offered and decline a comparable job position within a Company Affiliate(s) or Subsidiary, providing the opportunity to live in the greater Paris France area. As used herein, the terms comparable job position and Company Affiliate(s) or Subsidiary shall have the same meaning as outlined in Section 1(b) above.

        e.    Retirement. "Retirement" means any termination of employment that is deemed to be a "Retirement" by a resolution of the Board of Directors, or any termination of employment made at the request of the Employee if, as of the date of such termination, such Employee (a) is age 62 or older and (b) has, at the time of such termination, been employed by the Company or any Affiliated Corporation for six years or more, with no break in such employment of longer than one year.

        f.      Termination Date. "Termination Date" means any of the following: (i) the date on which the Company terminates your employment; (ii) in the event employment ends by reason of your death or Disability, the date of death or determination of Disability; and (iii) in the event your employment is terminated by you, the date on which you notify the Company of your termination of employment or such effective date as you and the Company may agree.

        g.    Target Bonus. "Target Bonus" means your eligibility to receive a bonus under the terms and conditions of the MBO Program as approved by the Board and/or the Human Resources and Compensation Committee of the Board, based upon the achievement of pre-established financial and other performance goals.

        IN WITNESS WHEREOF, each of the parties has executed this Severance Agreement, in the case of the Company by its duly authorized officer or representative, as of the day and year first above written.

STORAGE TECHNOLOGY CORPORATION

By:

Title:

By:
Pierre I. Cousin

Title:

ATTACHMENT B-1

SETTLEMENT AND RELEASE AGREEMENT

        1.    In exchange for payment of severance in the form of salary (in the amount of $            ) and bonus (in the amount of $            ) , less required deductions and applicable withholdings to Pierre I. Cousin ("Employee"), by Storage Technology Corporation ("Company") and other good and valuable consideration, Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to him whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to,

          (a)  any and all claims or demands, directly or indirectly, relating to or arising out of Employee's employment relationship with the Company, and its past and present subsidiaries, the termination of that relationship, salary, bonuses, commissions, stock, stock options, or any ownership interest in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, or any other form of compensation;

          (b)  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers' compensation and disability benefits;

          (c)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, the Colorado Anti-Discrimination Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; attorney's fees, costs and other expenses under Title VII of the Federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the Age Discrimination in Employment Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Colorado Labor Peace Act; the Colorado Wage Claim Act; the Colorado Constitution; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; and the Labor Peace Act;

          (d)  any and all claims for violation of federal, or any state, constitution, law or statute;

          (e)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (f)    any and all claims for attorneys' fees and costs.

        2.    Employee acknowledges that he is over the age 40, and therefore has special rights under a federal law known as the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers Protection Act. Employee has a right to be free from age discrimination in all aspect of his employment relationship. Employee understands that he is giving up the right to sue the Company for age discrimination by signing this Settlement and Release Agreement. Employee acknowledges that by signing this waiver and release that Employee is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Settlement and Release Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.

Employee further acknowledges that he has been advised by this writing as required by the ADEA that:

          (a)  he has the right to and is advised to consult with an attorney prior to executing this Settlement and Release Agreement;

          (b)  he has twenty-one (21) days within which to consider this Settlement and Release Agreement (although he may choose to execute this Settlement and Release Agreement earlier);

          (c)  he has seven (7) days following the execution of this Settlement and Release Agreement to revoke the Settlement and Release Agreement after which time, the Company shall promptly pay to Employee the Consideration set forth above and implement the forgiveness of the amounts set forth in the Full Consideration; and

          (d)  this Settlement and Release Agreement shall not be effective until the revocation period has expired.

        3.    Employee agrees that this Release shall be governed by federal law and the internal laws of the State of Colorado, irrespective of the choice of law or rules of any state.

ACKNOWLEDGMENT:

Employee's signature below acknowledges that this Settlement and Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. Employee further acknowledges that he has read this document fully, that he understands and agrees to its contents, that he understands that it is a legally binding document, and that he has been advised to consult a lawyer of his choosing before signing this Release, and has had the opportunity to do so.

Date	EMPLOYEE

This Release presented to Employee on                        .

ATTACHMENT C

LETTER OF RESIGNATION

The Board of Directors
Storage Technology Holding Limited
Churston House
Portsmouth Road
Esher
Surrey KT10 9AD
United Kingdom

The Board of Directors
Storage Technology France S.A.
3 Avenue du 8 mai 1945
78284 Guyancourt Cedex
France

July 31, 2001

Resignation from Employment and from Directorship

Dear Sirs:

I hereby resign as a director (administrateur) and as the President Directeur Général of Storage Technology France S.A. ("STK France") with immediate effect.

I confirm that I resigned as General Manager, Southern Region of Europe of Storage Technology Holding Limited ("STK Holding") on January 20, 2000.

I confirm and acknowledge that in so doing I have no claim of any kind against STK France, STK Holding, or any company which is part of the Storage Technology Group of companies or any of their officers, directors, employees, agents or representatives in respect of the loss of my employment or the loss of office on any ground whatsoever. To the extent that any such claim exists or may exist, I hereby irrevocably and unconditionally waive such claim and hereby release STK France, STK Holding, the Storage Technology Group of companies and their respective officers, directors, employees, agents and representatives from any liability whatsoever in respect thereof.

In witness whereof I have executed this letter as a Deed the day and year first before written.

Pierre Cousin

SIGNED as a DEED) by Pierre Cousin ) in the presence of )

Witness signature:

Witness name:

Witness address:

Witness Occupation: